Exhibit 99.1
For Release: Monday, Jan. 4, 2016, 2 p.m. EST

Barra Named Chairman of GM Board of Directors
Solso to Stay on as Lead Independent Director

DETROIT - The General Motors Board of Directors today announced it has unanimously elected Mary Barra as its next Chairman, effective immediately. She succeeds Theodore (Tim) Solso, who will continue serving as the Board’s Lead Independent Director.

Barra has served as GM CEO since Jan. 15, 2014.

“At a time of unprecedented industry change, the Board concluded it is in the best interests of the company to combine the roles of Chair and CEO in order to drive the most efficient execution of our plan and vision for the future,” said Solso. “With GM consistently delivering on its targets and on track to generate significant value for its shareholders, this is the right time for Mary to assume this role.”

Solso indicated Barra has set a clear vision for the organization over the past two years, formed a strong leadership team from inside and outside the company, delivered strong operating results and led the introduction of breakthrough vehicles and technologies.

“The Board has improved the overall governance of the company over the past two years and as Lead Independent Director, I expect to continue to build on this solid foundation,” Solso said. “The Board also plans to broaden its active engagement with shareholders as we go forward.”

Said Barra: “I am honored to serve as Chair of the Board of Directors. With the support of our Board, we will continue to drive shareholder value by improving our core business and leading in the transformation of personal mobility.”

Prior to being named CEO in 2014, Barra served as executive vice president, Global Product Development, Purchasing & Supply Chain since August 2013, and as senior vice president, Global Product Development since February 2011. In these roles, she was responsible for the design, engineering, program management and quality of GM vehicles around the world.

Previously, Barra served as GM vice president, Global Human Resources; vice president, Global Manufacturing Engineering; plant manager, Detroit Hamtramck Assembly; executive director of Competitive Operations Engineering; and in several engineering and staff positions.

In 1990, Barra graduated with an MBA from the Stanford Graduate School of Business after receiving a GM fellowship in 1988.
Barra began her career with GM in 1980 as a General Motors Institute (Kettering University) co-op student at the Pontiac Motor Division. She graduated with a bachelor’s degree in electrical engineering in 1985.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets.  GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Jiefang, Opel, Vauxhall and Wuling brands.

More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.
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CONTACT:
Pat Morrissey
GM Communications
313-407-4548
patrick.e.morrissey@gm.com